Exhibit 99.1

Item 1. Business

Overview

     We have created an online service that is the leading consumer destination on the Internet for home and real estate-related information, products and media services, based on the number of visitors, time spent on our websites and number of property listings. We provide a wide variety of information and tools for consumers and are a leading supplier of online media and technology solutions for real estate industry professionals, advertisers and providers of home and real estate-related products and services.

     Our consumer websites include REALTOR.com®, HomeBuilder.comTM, Homestore® Apartments & Rentals, and Homestore.com®. We also provide software and related services to real estate industry professionals through several industry leading applications, and provide printed advertising and home plan products to pre-move and post-move consumers.

     The emergence and acceptance of the Internet has fundamentally changed the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. The real estate industry and home services market is particularly well suited for the Internet because of its complexity, fragmented nature, and reliance on the exchange of information. Real estate professionals currently spend almost nine billion dollars per year on marketing their services to apartment hunters, homebuyers and homesellers. Traditional methods of marketing for real estate professionals include classified advertisements, print media and other offline sources. These methods do not allow for interactivity and may use data that is incomplete or outdated. Additionally, these methods reach consumers only within specific local markets and are often distributed on a weekly or less frequent basis. These traditional marketing sources also lack content that can be searched based on specific detailed criteria, and do not have the ability to offer two way communication. The Internet overcomes many of the limitations of traditional real estate marketing methods by providing consumers with access to information on market supply and demand and enabling consumers to search for real estate information based on specified, detailed criteria, without geographical limitations. The Internet offers a compelling means for consumers, real estate professionals, homebuilders, property managers and owners, and ancillary service providers to communicate and transact business together.

     We were incorporated in the State of Delaware in 1993 under the name of InfoTouch Corporation, or InfoTouch. In February 1999, we changed our corporate name to Homestore.com, Inc. In May 2002, we changed our name to Homestore, Inc. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a further description of our history.

Our Vision

     Our vision statement incorporates the provision of products and services to consumers, real estate professionals and advertisers prior to, during and immediately following a move:

“We create media and technology solutions
to promote and connect
Real Estate Professionals
to Consumers
before, during and after a move.”

Our Operating Segments

     As of the beginning of fiscal year 2003, we combined the previously reported Online Advertising segment with the Media Services segment as management changed the way that we manage and evaluate our businesses. In addition, we changed the name of the Software and Services segment to “Software” and the Offline Advertising segment to “Print.” As a result of this change, we now evaluate performance and allocate resources based on the following three segments:

Media Services. Media Services consists of products and media services that promote and connect real estate professionals to consumers through our REALTOR.com®, HomeBuilder.com, and Homestore Apartments & Rentals and Homestore.com websites. In addition, we provide advertising services, including banner ads, sponsorships, integrated text based links and rich media applications which we sell to those businesses interested in reaching our targeted audience. This segment also includes our limited international activities.

Software. Software (formerly Software and Services) includes our property listing management and customer relationship management applications for REALTORS®, Multiple Listing Services, or MLSs, and homebuilders, offered through our Top Producer®, WyldFyreTM, and Computers For Tracts, or CFT, businesses, respectively.

Print. Print (formerly Offline Advertising) incorporates the targeted, new-mover advertising products provided by our Welcome Wagon® unit, and sales of new home plans and related magazines through our Homestore Plans and Publications businesses.

Key Characteristics

     We believe there are several characteristics of our business that help distinguish Homestore from other real estate media and technology companies. These characteristics include the strength and depth of our real estate industry relationships, the high volume of visitors to our websites and the technology that powers our websites and applications.

Industry Relationships

     To provide consumers with timely and comprehensive real estate listings, access to real estate professionals and other home and real estate-related information and resources, we have established relationships with key industry participants. These participants include real estate market leaders such as the National Association of REALTORS®, or NAR; the National Association of Home Builders, or NAHB; hundreds of MLSs; the Manufactured Housing Institute, or MHI; and leading real estate franchisors, including the six largest franchises, brokers, builders and apartment owners. Under an agreement with NAR, we operate NAR’s official website, REALTOR.com®. Under our agreement with NAHB, we operate NAHB’s official website, HomeBuilder.com. Under our agreements with NAR, NAHB, and MHI we receive preferential promotion in their marketing activities. “REALTOR®” is a registered collective membership mark which may be used only by real estate professionals who are members of NAR and subscribe to its code of ethics.

National Association of REALTORS®. The NAR is the largest trade association in the United States that represents real estate professionals. NAR consists of residential and commercial REALTORS®, including brokers, agents, property managers, appraisers, counselors and others engaged in all aspects of the real estate industry. NAR had approximately 840,000 members as of December 31, 2002.

National Association of Home Builders. The NAHB is the second-largest real estate trade association in the United States. As of December 31, 2002, NAHB had approximately 205,000 members. Approximately one-third of NAHB’s members are homebuilders and/or remodelers and the remainder work in closely related fields within the residential real estate industry such as mortgage, finance, building products and building services, including subcontractors.

Manufactured Housing Institute. The MHI is a nonprofit national trade association representing all segments of the manufactured housing industry including manufactured home producers, retailers, developers, community owners and managers, suppliers, insurers and financial service providers. As of December 31, 2002, the MHI had approximately 300 member companies and approximately 100 affiliate members through its affiliated state associations.

Multiple Listing Services. MLSs operate networks that provide real estate professionals with listings of properties for sale and are typically regulated by a governing body of local brokers and/or agents. There are over 800 MLSs nationwide that aggregate local property listings by geographic location.

Leading Consumer Websites

     The Homestore network of websites includes REALTOR.com®, the official site of NAR; HomeBuilder.com, the official new homes site of NAHB; Homestore Apartments & Rentals, an apartments content and search site; and Homestore.com, a home information resource site with an emphasis on content related to mortgage financing, moving and storage, and home and garden activities.

     Collectively, the Homestore network of sites attracts approximately 9.1 million unique users per month, according to January 2003 data obtained from third party Internet traffic auditor comScore Media Metrix. January is seasonally one of the highest traffic months for each of our sites. Our traffic grew approximately 10% from January 2002 (excluding traffic attributable to ConsumerInfo.com which we sold in the second quarter of 2002), which we attribute to both increasing consumer use of the Internet and greater reliance on the Internet for real estate related content.

     The typical visitor to the Homestore network visits us more than two times per month and spends approximately 37 minutes per month on our sites. Individually, REALTOR.com®, our flagship site, is the Internet’s No. 1 real estate site with approximately 400.0 million page views and approximately 5.2 million unique users recorded in January 2003, according to comScore. REALTOR.com® visitors spend a great deal of time browsing home listings — approximately 44 minutes per unique user in a typical month. HomeBuilder.com is the No. 1 Internet destination for gathering information and contacting homebuilders related to newly constructed and to-be-built homes, having attracted approximately 555,000 unique users in January 2003. Homestore Apartments & Rentals is the No. 1 apartment website, having attracted approximately 1.5 million unique users in January 2003. Homestore.com, which comprises all of our consumer traffic not directed to one of our three property sites, attracted approximately 4.0 million unique users in January 2003.

     We are the exclusive provider national property listings across AOL, Netscape, CompuServe and Digital City. In addition, we produce moving, home and garden content for a home-related channel on AOL and provide AOL’s over 26.5 million domestic subscribers an online area to find home-related information, tools and services. Other significant portal relationships include Yahoo! Inc., The Excite Network, Inc., iWon.com, Internet Broadcast Systems, Inc. and its websites for 52 local network-affiliated TV stations, United Online through its Net Zero and Juno brands, Overture Services, Inc. and Google Inc.

     REALTOR.com®. The REALTOR.com® website offers consumers a comprehensive suite of services, tools and content for all aspects of the residential real estate transaction. The REALTOR.com® website includes a directory of approximately 110,000 REALTORS® to help guide buyers and sellers through the real estate transaction process. For buyers, there is a searchable database of approximately two million existing homes for sale. For sellers, there are tools and information about understanding the value of their home, preparing the home for sale, listing and advertising the home and completing the sale. We receive listing content from over 800 MLSs across the United States. Our property listings typically provide information that is more detailed and timely than the information included in other media channels, such as newspaper classified advertisements and print magazines. In addition, we offer consumers information and tools on mortgages, home affordability, the offer process, applying for a loan, closing the purchase, planning the move and neighborhood profiles.

     HomeBuilder.com. The HomeBuilder.com website offers consumers a comprehensive resource for information on builders as well as information on newly built homes and housing plans. We aggregate information on more than 100,000 new and model homes for sale throughout more than 7,100 new home communities and planned developments throughout the United States. Homebuyers can browse through our database under three types of search queries: new homes, builders and manufactured homes. In addition to offering this information, we also provide consumers with community profiles and the ability to send detailed requests to builders via electronic mail or fax for further information on particular properties.

     Homestore Apartments & Rentals. Homestore Apartments & Rentals provides consumers with a large and comprehensive rental housing database. As of December 31, 2002, our rental housing database consisted of more than 50,000 properties, representing approximately 6.5 million apartment units located in more than 6,000 cities nationwide. With the acquisition in February 2001 of Move.com, Inc. and Welcome Wagon International, Inc., collectively referred to as The Move.com Group, we added Rent.net, which expanded our search services and provided us with the capabilities to include senior housing, corporate housing and self storage listings. We also provide consumers with information relating to moving services, renter’s insurance and neighborhood profiles. Additionally, consumers can create personalized moving checklists and receive email reminders.

     Homestore.com. As a complete home-information resource, Homestore.com offers a wide range of content on a variety of home related topics including mortgage financing, moving, and home and garden. The site utilizes content prepared by our in-house editorial staff as well as information obtained and displayed through third party relationships. The Homestore.com site is organized into three primary channels:

Homestore Home Finance. Our Home Finance channel contains information and decision support tools that help consumers understand and satisfy their home financing and mortgage needs. A variety of content, tools, and interactive guides are available to help consumers with mortgages, loans, credit, insurance, legal matters and taxes. Additionally, consumers have access to our “Find a Lender” directory, which provides access to a variety of lending professionals.

Homestore Moving & Storage. Our Moving & Storage channel contains content, tools and interactive guides for consumers moving to new homes or relocating to another community. These resources provide movers with custom moving quotes and other resources necessary for making moving decisions, such as salary calculators, school reports and neighborhood information.

Homestore Home & Garden. Our Home & Garden channel is an online resource for consumers seeking to make improvements to their existing home, including remodeling, home improvement, landscaping and home maintenance needs. It provides an online resource for consumers seeking decorating ideas and information. The channel includes information for planning, budgeting and visualizing options, as well as specific advice on a room-by-room basis. The channel is designed to help consumers locate qualified professionals as well as provide them with do-it-yourself information.

Technology

     We seek to maintain and enhance our market position with consumers and real estate professionals by building proprietary systems and consumer features into our websites, such as search engines for real estate listings and the technologies used to aggregate real estate content. We regard many elements of our websites and underlying technologies as proprietary, and we attempt to protect these elements and underlying technologies by relying on trademark, service mark, patent, copyright and trade secret laws, restrictions on disclosure and other methods. We have been issued a patent with respect to the technology we use to enable searches of the real estate listings posted on our property listing websites. See “ — Intellectual Property.”

     Our Software segment companies have also developed proprietary applications to enhance the productivity and profitability of real estate professionals. In many instances we enjoy the largest installed base of customers with respect to our applications. We are continually attempting to add functionality and features to our applications, including integration with our leading consumer websites. We believe that our ability to assist real estate professionals in managing relationships with their customers enables us to better distinguish the value of our media properties.

Products and Services

     Most of our revenue, including the majority of our Media Services and Software segments, is derived from subscription-based products.

Media Services Segment

     Our Media Services segment provides marketing and website solutions that allow real estate professionals to reach and connect with a highly targeted potential customer audience represented by the consumer traffic on our websites. We do this by allowing our customers to personalize the personal, corporate and property listing information contained on our websites and by allowing our customers to connect their personal or corporate website directly to our database of property information, our professional directories and to traditional Internet advertising products such as banner ads.

     Our products enable real estate professionals to manage their online content and branding presence through a personal or corporate website, and to use our listing enhancements such as virtual tours and printable brochures. We also enable real estate professionals to market themselves and their properties directly to anonymous potential buyers whose search criteria match a set of listing criteria specified by the real estate professional. We also design, host, and maintain personal and corporate home pages for real estate professionals. Through our websites, real estate professionals can increase their visibility among prospective buyers and sellers, especially those outside of their geographic area.

     Because of our focus on home and real estate-related information, we believe our websites draw an attractive national target audience for advertisers and providers of home-related products and services. We also believe that because our websites attract a significant number of consumers that are contemplating a real estate transaction or a move, we provide businesses such as mortgage companies, home improvement retailers and moving service providers with an efficient way to find and communicate with their potential customers.

     During 2003, we will be changing the way we offer many of our products to customers, including a particularly significant change to our REALTOR® product offering. Historically, we have required our REALTOR® customers to purchase a templated website, or homepage, in order to connect themselves to the listings displayed on REALTOR.com®. This templated website and listing enhancements were generally offered at the same price in different markets, and did not provide for differential pricing based on the advertising value delivered to the customer. Beginning in the second quarter of 2003, we intend to offer these services under a more traditional media model where pricing is dependent upon geographic market, placement, content and length or quantity of the media run. This change is intended to permit us to compete more effectively with traditional offline media products. The purchase of our templated website is no longer a requirement, but is an optional feature. Our implementation of these changes will be phased in during 2003.

     In addition, due to a new emphasis on selling our online advertising inventory, consisting of impressions created around our property listings and other content, to real estate professionals, we expect that an increasing percentage of our online advertising revenue will come from real estate professionals.

     We offer the following products and services through our Media Services segment:

Classified Advertising. We offer a number of classified advertising opportunities throughout our network of websites, primarily in the form of property listing enhancements on our REALTOR.com®, HomeBuilder.com, and Homestore.com Apartments & Rentals websites.

Enhanced Listings. We offer our professional customers the ability to enhance their listings on our websites by adding their own personal promotion in the forms of custom copy, photographs, text effects, links to their homepage and/or virtual tours, and more.

Featured HomesTM Deluxe. Featured HomesTM Deluxe allows our REALTOR® subscribers to more prominently display their property listings on the REALTOR.com® website during geographical property searches by consumers. Properties featured through the Featured HomesTM Deluxe product are viewed first in any search of their respective zip code.

Online Brochures. Our primary product for rental, corporate housing and senior housing property owners and managers is an online brochure displayed on our Homestore Apartments & Rentals website. We also offer a similar product to our homebuilder customers for display on our Homebuilder.com website. Our online brochures include property photos, floor plan images, virtual tours, unit descriptions, community descriptions, interactive mapping, driving directions and links to property owners’ or managers’ websites. A variety of enhancements are also available to assist in increasing the visibility of specific properties to our online audience.

Virtual Tours. We are the exclusive provider of the patented iPIX® virtual tour technology to the residential real estate market through our HomeTour 360® product. Our professional customers may purchase HomeTour 360® to enhance their online listings on REALTOR.com®, Homebuilder.com and our Homestore.com Apartments & Rentals website. In addition, we integrate other virtual tour products into our websites. These products allow consumers to interact with 360-degree views of properties, essentially allowing them to “walk through” the home while viewing the property online.

Display Advertising. A variety of online display advertising in the form of banners, vertical “skyscraper” ads, and other Internet Advertising Bureau, or IAB, standard ad sizes can be purchased for placement throughout the Homestore network of websites by companies or individuals wishing to reach the largest and most targeted real estate-oriented audience. While companies make up the bulk of our display advertising customers, we also offer a number of unique display advertising opportunities to individual real estate professionals to brand themselves online to consumers in their local market.

General Advertising. Advertisers can purchase IAB standard advertising units as well as certain custom advertising units on our websites. We offer advertisers branding and performance-based opportunities, generally sold on a cost per thousand, or CPM, basis. Our advertising offerings include online ads, text based links and rich media.

Sponsorships. Sponsorships allow advertisers to maximize their exposure on our websites by featuring fixed “buttons” or other prominent placements on certain pages on our websites. These advertisements present users with the opportunity to click-through directly to the advertiser’s site. Sponsorships may also include other advertising components such as content or online advertisements.

Directory Listings. Advertisers can purchase placement in our online directory products. Our network of websites includes directories of REALTORS®, homebuilders, lenders, storage facilities and moving companies. We believe our directory products offer advertisers the opportunity to reach qualified consumers based upon the targeted audience that visits our websites. Our directory advertisers receive a listing in our directory and a customized web page that can be used to market their products and services. We believe our directory products are a cost-effective way for professionals to generate leads from online consumers.

XLeratorTM. Available to subscribers to our REALTOR® directory and website products, XLeratorTM is an online prospecting tool that enables REALTORS® to market themselves to potential buyers during the earliest stages of the research process when they search for homes on REALTOR.com®. Consumers can select a checkbox on REALTOR.com® that indicates they would like to be contacted by a REALTOR® from the area in which they are searching. While protecting the consumer’s privacy, XLeratorTM gathers this data and helps REALTORS® reach out to these prospects via the Internet and to create a proactive marketing campaign.

Websites. Our website product line is comprised of templated and custom websites for individuals as well as companies. We build websites based either on an a la carte features and functionality basis or bundled with pre-selected features based on industry segments, including websites designed specifically for REALTORS®, brokers, builders and manufactured housing retailers. For customers seeking websites with specialized features and expanded functionality we design and build customized websites. In addition to the design and set-up of the websites, we also offer hosting and maintenance services.

One PlaceTM. One PlaceTM is a suite of products, including a website, that integrates with an interactive voice response system that is linked to a pager network. One PlaceTM enables REALTORS® to be paged when a potential homebuyer or homeseller submits an inquiry about a specific property listing. Additionally, if a prospective buyer contacts the REALTOR® after viewing a “for sale” sign, the interactive voice response system will provide the consumer with details about the property and then page the REALTOR® with a notification of the caller’s telephone number and the property listing for which the consumer has inquired.

     International. In October 2001, we entered into an agreement with the International Consortium of Real Estate Associations. This consortium, formed in May 2001, consists of approximately 24 real estate associations worldwide and was created to provide consumers with a single Internet-based source for real property around the world. Pursuant to this agreement, we agreed to operate the consortium’s website and have been endorsed as the exclusive provider of certain products and services to real estate agents in the countries in which members of the consortium have operations. To date, our international activities have not generated any significant amounts of revenue.

Software Segment

     Our software businesses, Top Producer, WyldFyre and CFT, provide software solutions and related services to real estate professionals. Each business has gained a strong position in its relevant marketplace.

     Top Producer. Top Producer is the No. 1 contact management software specific to real estate agents. The company’s Top Producer products have an installed customer base of more than 100,000 agents. Top Producer’s line of desktop and Internet applications for real estate agents features client management, appointment and task scheduling, prospecting automation, comparative market analysis, customer presentations and mobile data synchronization for Palm and other wireless devices. Products are private labeled for some of the country’s largest brokers and franchise brands, such as GMAC, ERA, Coldwell Banker and Prudential to offer to their affiliated agents and include applications for back office management, listing and transaction administration and recruiting and sales management tools.

     WyldFyre. WyldFyre offers a suite of products for real estate professionals designed to help them access property listing information. WyldFyre’s software products are used daily by more than 110,000 real estate professionals in more than 100 markets throughout the U.S., Australia and Canada for access, display and manipulation of property information, photos, and maps. WyldFyre ListingsTM is our listing productivity suite that provides real estate professionals with tools to create comprehensive listing presentations for buyers or sellers. This suite of products provides real estate professionals web-based access to MLS data. Using the WyldFyre products, real estate professionals can access information from MLSs and store the information on their laptops so that they can display this information to their prospective clients. Additionally, WyldFyre products allow real estate professionals to create customized comparative market analysis and presentations that incorporate photographs and maps. WyldFyre products are also sold under private labels to distributors and MLSs.

     Computers for Tracts. CFT is a leading provider of sales force automation and warranty request management solutions to the home building industry. The company serves approximately 30% of the Builder 100, which together sell approximately 100,000 new homes each year using CFT technology. CFT’s sales force automation products deliver sales office presentation, contact management, sales contract generation and change order management functionalities. CFT also sells a warranty request management software product that manages post-closing service requests from new homeowners.

Print Segment

     Welcome Wagon. Welcome Wagon offers local merchants the opportunity to reach new homeowners shortly after their move through a targeted direct mail product. The Welcome Wagon New Mover Program integrates local merchant information into a welcome gift delivered to new homeowners through the mail. The welcome gift contains a customized neighborhood address book with exclusive merchant listings as well as coupons and special offers from local advertisers. Additionally, local advertisers receive the names and contact information of the new homeowners in their selected area that have received the welcome gift. This allows local merchants the opportunity to continue to build their relationship with these new homeowners through their own direct marketing initiatives. This product is sold to merchants on an annual subscription basis.

     Homestore Plans and Publications. Homestore Plans and Publications offers consumers, building professionals, suppliers, and real estate professionals the ability to browse, select, modify and purchase new home designs and project plans from one of the largest selections of home plans and project plans available. Homestore Plans and Publications has business relationships with many designers that provide us the right to sell the designers’ home plans on an exclusive or non-exclusive basis directly to consumers. These plans are sold through newsstands, distributors and retailers nationwide as well as through its website, homeplans.com, and through approximately 100 affiliate partner sites. We also produce home design software that is distributed through major retailers.

Competition

     We face competition in each segment of our business.

Media Services Segment

     Newspapers and home/apartment guide publications are the two primary offline competitors to our media offerings. We compete with newspapers and home/apartment guide publications for the advertising dollars spent by real estate professionals to advertise their offerings. Although more than half of all homebuyers use the Internet as a starting point for their new home search (according to Fannie Mae), real estate professionals currently spend only a small percentage of their marketing budget to display their listings on the Internet. In addition, newspapers and the publishers of home/apartments guides, including Classified Ventures, Inc., PRIMEDIA Inc., and Network Communications Inc., have extended their media offerings to include an Internet presence. We must continue to work to shift more real estate advertising dollars online if we are to successfully compete with newspapers and real estate guides.

     We compete with a variety of online companies and websites providing real estate content that sell classified advertising opportunities to real estate professionals and sell display advertising opportunities to other advertisers, including real estate professionals, seeking to reach consumers interested in products and services related to the home and real estate. Several of these websites are seeking to increase visits to their sites by offering rebates to homebuyers that purchase homes with the assistance of a real estate professional who was introduced to them via such websites. Such websites charge referral fees to real estate professionals that advertise on their sites and use a portion of those referral payments to provide the rebate to the homebuyer. By attracting more users to their sites, the operators of these sites are seeking to improve the advertising value proposition they offer to real estate professionals.

     Our primary competitors for online real estate advertising dollars include Realestate.com, Microsoft Network and Yahoo! Real Estate. In addition, our apartments and rentals website faces competition from ApartmentGuide.com, Rent.com and Apartments.com, and our home builder website competes directly with NewHomeGuide.com and NewHomeSource.com. Our Homestore.com website also faces competition from general interest consumer websites that offer home and finance content.

     We also face competition when selling virtual tour enhancements to real estate professionals for their online listings. We compete with a number of virtual tour providers in the marketplace. Some of the larger competitors include circlepix.com, Visual Tour, EGG Solution Optronics, Home Debut, Inc. and VideoHome Tours.

Software Segment

     While no single entity competes directly against us in all of our software businesses, our software segment faces broad competition from companies with a major presence in the real estate industry, such as Fidelity National Information Solutions, Inc., and also more direct competition from software companies that offer products and solutions that cater to specific segments of the real estate industry.

     Top Producer Systems. Our Top Producer business faces competition from Fidelity National Information Solutions, Inc. which offers a competing solution to real estate professionals. Top Producer also competes with a variety of software companies that offer customer relationship management solutions to real estate professionals, including Interealty’s MLXchange solution, Best Software Inc.’s ACT! solution, FrontRange Solution Inc.’s GoldMine product, and Microsoft Corporation’s Outlook solution. In addition, there are several smaller start-up companies that have developed contact management tools for real estate professionals.

     WyldFyre Technologies. Our WyldFyre business also faces competition from Fidelity National Information Solutions. In addition, a variety of other real estate software companies offer solutions that include features that are competitive with portions of WyldFyre’s product offerings, including Realigent, Inc. and Terra Soft Solutions, Inc.

     Computers for Tracts. Our CFT business competes with a number of custom software providers in the builder market, including MH2 Technologies. Additionally, several national homebuilders have developed their own similar solutions.

Print Segment

     Welcome Wagon. Our Welcome Wagon business competes with numerous direct marketing companies that offer advertising solutions to local and national merchants. Competitors include Imagitas, Inc., ADVO Inc., Valpak Direct Marketing Systems, Inc., Pennysaver and MoneyMailer, LLC. These competitors, like Welcome Wagon, target homeowners at various stages of the home ownership life cycle with advertising from third parties.

     Homestore Plans and Publications. Our Plans and Publications business faces direct competition from several large publishing companies that print multiple publications, including home plan publications. Our major competitors are Hanley-Wood, LLC, The Garlinghouse Company and Meredith Corporation.

Infrastructure and Technology

     Our websites are designed to provide fast, secure and reliable high-quality access to our services, while minimizing the capital investment needed for our computer systems. We have made, and expect to continue to make, technological improvements designed to reduce costs and increase the efficiency of our systems. We expect that enhancements to our family of websites, and to our products and services, will come from internally and externally developed technologies.

     Our systems supporting our websites must accommodate a high volume of user traffic, store a large number of listings and related data, process a significant number of user searches and deliver frequently updated information. Any significant increases in utilization of these services could strain the capacity of our computers, causing slower response times or outages. We host our Homestore.com, REALTOR.com®, HomeBuilder.com, Homestore Apartments & Rentals and custom broker web pages in Thousand Oaks, California. Because substantially all of our computer and communications hardware for each of our websites is located at this location, our systems are vulnerable to fire, floods, telecommunications failures, break-ins, earthquakes and other force majeure events. Our operations are dependant on our ability to protect our systems from such occurrences. See “ — Risk Factors — Internet Industry Risks” for a more complete description of the risks related to our computer infrastructure and technology.

Intellectual Property

     We regard substantial elements of our websites and underlying technology as proprietary. We attempt to protect this intellectual property by relying on a combination of trademark, service mark, patent, copyright and trade secret laws, restrictions on disclosure and other methods. We have been issued a patent with respect to the technology we use to enable searches of the real estate listings posted on our family of websites.

     Despite our precautions, our intellectual property is subject to a number of risks that may materially adversely affect our business, including but not limited to:

•	it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently;

•	we could lose the use of such trademark or the REALTOR.com® domain name, or be unable to protect the other website addresses that are important to our business, and therefore would need to devote substantial resources toward developing an independent brand identity;

•	we could be subject to litigation with respect to our intellectual property rights;

•	we may be required to license additional technology and information from others, which could require substantial expenditures by us; and

•	legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and continue to evolve, and we can give no assurance regarding our ability to protect our intellectual property and other proprietary rights.

     See “ — Risk Factors” for a more complete description of the risks related to our intellectual property.

Employees

     As of December 31, 2002, we had approximately 1,800 full-time equivalent employees. We consider our relations with our employees to be good. We have never had a work stoppage, and no employee is represented by collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel and upon the continued service of our senior management and key technical personnel. See “Risk Factors — Risks Related to Our Business — Our business is dependent on our key personnel.”